Exhibit 99.7

Loan Agreement

This Loan Agreement (hereinafter referred to as “this Agreement”) is signed by the two parties on January 1, 2023. For the purpose of defining the rights and obligations of both parties in respect of the borrowing matters, this Agreement is entered into in accordance with the relevant laws of the Hong Kong Special Administrative Region for mutual compliance.

1. Parties to the Agreement

Lender (hereinafter referred to as “Party A”): See Weng Choy.

Borrower (hereinafter referred to as “Party B”): Fast Joyful Technology Limited (Business Registration Number of Hong Kong Company: 74348470; Registered Address: Room 40, Block AD, 19/F, Golden Bear Industrial Centre, 66-82 Chai Wan Kok Street, Tsuen Wan, Hong Kong), a company duly incorporated and validly existing in accordance with the Companies Ordinance of the Hong Kong Special Administrative Region.

2. Borrowing Background and Purpose

Whereas Party B has a need for daily operation, Party A, as a shareholder of Party B, agrees to provide financial support to Party B for the payment of office rent and employee salaries (collectively referred to as “Operating Expenses”). The lending relationship between the two parties shall be established on the date of signing this Agreement.

Party B undertakes that the borrowed funds shall be used solely for the payment of the aforesaid Operating Expenses as agreed in this Agreement and shall not alter the purpose of the borrowed funds without authorization. Party A has the right to inspect the use of the borrowed funds.

3. Core Terms of the Borrowing

Both parties confirm that the terms in respect of the borrowing hereunder are as follows, which represent the true intention of both parties and are in compliance with the laws of the Hong Kong Special Administrative Region:

(1)	Borrowing Amount: The borrowing hereunder is on-demand borrowing with no fixed total amount. Party A, as a shareholder of Party B, shall provide financial support to Party B from time to time according to Party B’s daily operational needs (i.e., payment of office rent and employee salaries), and the amount of each borrowing shall be determined based on Party B’s actual operating expenditures.

(2)	Borrowing Security: This borrowing is an unsecured borrowing. Party A shall not require Party B to provide any security measures such as mortgage, pledge, guarantee or the like.

(3)	Borrowing Interest: This borrowing is an interest-free borrowing. From the date of signing this Agreement to the date of full repayment of the borrowing, Party A shall not charge any interest to Party B, and Party B shall not be required to pay any interest expenses

(4)	Repayment Method: This borrowing shall be repayable when Party B has sufficient operating cash flow and upon mutual written agreement of both parties. Party A shall not unilaterally demand full repayment of the borrowing before June 30, 2026, unless Party B materially breaches this Agreement (including but not limited to unauthorized use of funds or refusal to provide fund usage vouchers).

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4. Rights and Obligations of the Parties

4.1 Rights and Obligations of Party A

(1)	Shall have the right to agree with Party B on the repayment schedule and amount when Party B has sufficient operating cash flow, and to demand repayment of the outstanding borrowing principal in accordance with the mutual written agreement reached by both parties.

(2)	Shall have the right to unilaterally demand full repayment of the borrowing before June 30, 2026 only if Party B materially breaches this Agreement (including but not limited to unauthorized use of funds, refusal to provide fund usage vouchers, or other material breaches as defined herein).

(3)	The right to inspect the use of the borrowed funds by Party B, and Party B shall provide cooperation and relevant expenditure vouchers.

(4)	Confirm in accordance with the terms of this Agreement that the Operating Expenses paid on behalf of Party B shall be the principal of the borrowing, and no separate payment of the borrowed funds to Party B shall be required.

(5)	Shall not abuse the creditor’s rights, nor require Party B to pay any fees other than those agreed in this Agreement.

4.2 Rights and Obligations of Party B

(1)	The right to use the borrowed funds in accordance with the terms of this Agreement for the payment of office rent and employee salaries. Part B shall have the right to refuse any unilateral demand for full repayment from Party A before June 30, 2026, unless Party B has materially breached this Agreement.

(2)	Shall negotiate in good faith with Party A on repayment matters when it has sufficient operating cash flow, and shall repay the outstanding borrowing principal in full in accordance with the mutual written agreement reached by both parties.

(3)	Shall properly keep the relevant vouchers for the use of the borrowed funds and accept Party A’s inspection of the purpose of the borrowed funds.

(4)	Shall immediately notify Party A in writing if there is a material change in Party B’s business condition that may affect its repayment capacity.

5. Liability for Breach of Contract

(1)	If Party B fails to repay the principal of the borrowing within the time limit agreed in Party A’s written notice of repayment, it shall pay liquidated damages at the rate of 0.05‰ of the outstanding borrowing amount per day (the total amount of liquidated damages shall not exceed 5% of the outstanding borrowing amount).

(2)	If Party B alters the purpose of the borrowed funds without authorization, Party A has the right to demand Party B to repay the entire principal of the borrowing immediately and require Party B to pay liquidated damages equivalent to 5% of the outstanding borrowing amount.

(3)	If either party breaches any other terms of this Agreement and causes losses to the other party, it shall bear the corresponding compensation liability. The scope of compensation includes but is not limited to direct losses, reasonable expenses for rights protection such as attorney’s fees and litigation costs.

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6. Governing Law and Dispute Resolution

(1)	The formation, validity, performance, interpretation and dispute resolution of this Agreement shall all be governed by the laws of the Hong Kong Special Administrative Region.

(2)	Any dispute arising between the two parties from the performance of this Agreement shall first be resolved through friendly negotiation; if the negotiation fails, either party has the right to institute legal proceedings in the High Court of the Hong Kong Special Administrative Region.

7. Other Provisions

(1)	This Agreement shall take effect on the date of signature by both parties and remain valid until the date on which Party B repays the entire principal of the borrowing and any liquidated damages (if applicable).

(2)	Matters not covered in this Agreement may be subject to a supplementary agreement signed by both parties separately, which shall have the same legal effect as this Agreement.

(3)	This Agreement is made in two counterparts, with one counterpart held by Party A and one by Party B, and each counterpart shall have the same legal effect.

8. Execution Page

Lender (Party A): See Weng Choy

/s/ See Weng Choy

Date: January 1, 2023

Borrower (Party B): Fast Joyful Technology Limited

/s/ Shicheng Zhang
Director

Date: January 1, 2023

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